Aflac Incorporated 3rd Quarter 2008 Form 10-Q
EXHIBIT 10.30
SPECIAL RETIREMENT AGREEMENT
THIS SPECIAL RETIREMENT AGREEMENT (“Agreement”) is effective as of the 12th of August, 2008 (the “Effective Date”), by and between American Family Life Assurance Company of Columbus (“Aflac”) and Akitoshi Kan (“Kan”).
STATEMENT OF BACKGROUND
WHEREAS, Kan and Aflac enjoyed a mutually beneficial employment relationship during which time Kan provided invaluable leadership as a senior executive officer; and
WHEREAS, Kan retired from employment and separated from service with Aflac effective as of June 30, 2008 (the “Retirement Date”); and
WHEREAS, in recognition of his years of dedicated service, Aflac desires to provide certain additional retirement benefits to Kan;
NOW THEREFORE, in consideration of the mutual promises contained in this Agreement and other good and valuable consideration, the sufficiency of which hereby is acknowledged, Aflac and Kan agree as follows:
STATEMENT OF AGREEMENT
1. Special Retirement Benefits. In recognition of Kan’s dedication and service to Aflac, subject to the terms of this Agreement, Aflac will pay Kan the special retirement benefits described below in this Section.
(a) Lump-Sum Benefit. Kan shall receive a single, lump-sum distribution in the amount of TWO HUNDRED EIGHTY-SIX THOUSAND FIVE HUNDRED DOLLARS AND NO CENTS ($286,500.00). The lump-sum payment to Kan under this Section 1(a) will be paid on or before September 1, 2008. The lump-sum payment under this provision will be subject to all applicable taxes and other withholdings.
(b) Recurring Benefit. Commencing as of January 1, 2009, Aflac shall pay to Kan as a special retirement benefit, a monthly amount equal to THREE THOUSAND FOUR HUNDRED FIFTY-NINE DOLLARS AND SIXTY-FIVE CENTS ($3,459.65) less applicable taxes and other withholdings. The payments under this provision shall continue for each calendar month through the calendar month in which Kan’s death occurs, at which time Aflac’s obligation under this Section 1(b) shall automatically cease; provided, however, that should Kan predecease his spouse, Aflac shall continue (commencing for the calendar month following the calendar month in which Kan dies) to make monthly payments to her in the amount of ONE THOUSAND SEVEN HUNDRED TWENTY-NINE DOLLARS AND EIGHTY-THREE CENTS ($1,729.83) through the calendar month in which her death occurs. Upon receipt of notice of Kan’s death (or his spouse’s death as may be applicable), Aflac shall make any final payment due under this provision to the appropriate legal estate.
2. Benefits Not Assignable. The special retirement benefits set forth in Section 1 of this Agreement are intended solely for the benefit of Kan (and his spouse) and are not assignable without the prior written approval of Aflac, nor shall the same be transferred by operation of law without Aflac’s written consent. Any such attempted or purported assignment without such prior written consent shall be voidable at Aflac’s option.
3. No Effect on Other Benefits. The amount and payment of the benefits hereunder shall have no effect on the amount or payment of any other benefits or other amounts due to Kan from Aflac.
4. I.R.C. Section 409A. This Agreement documents a legally binding right created on August 12, 2008, by action of the Compensation Committee of the Aflac Board of Directors, and is drafted so as to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). Each and every payment made pursuant to this Agreement shall be considered a separate payment for purposes of Section 409A. To the extent that any provision of this Agreement or any amount payable to Kan by Aflac or any Aflac plan is deemed to violate Section 409A, the parties will negotiate in good faith an alternative arrangement that will comply with the requirements of Section 409A.
5. Miscellaneous.
(a) Governing Law. This Agreement will be governed by and construed under the laws of the State of Georgia, without regard to choice of laws rules of the State of Georgia.
(b) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
(c) Effect of Copy. The parties agree that a reproduction (copy) of this executed Agreement shall have the same legal force and effect as the original executed Agreement. The parties hereby knowingly and voluntarily waive all evidentiary, procedural and other objections to the introduction of a copy of this Agreement as evidence in any administrative or legal proceeding.
(d) Headings; References. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections will, unless otherwise provided, refer to sections hereof.
(e) Amendments and Waivers. Except as otherwise specified herein, this Agreement may be amended only with the written consent of Aflac and Kan.
(f) No Third-Party Beneficiaries. Nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any person, firm, corporation or legal entity, other than the parties hereto, any rights, remedies or other benefits under or by reason of this Agreement.
(g) Notices. All notices, communications and deliveries hereunder must be made in writing signed by or on behalf of the party making the same and must be delivered personally or by telecopy transmission or electronic network transmission or sent by registered or certified mail (return receipt requested) or by any national overnight courier service (with postage and other fees prepaid) as follows:

To Kan:	To Aflac:

At the address maintained in Aflac’s records from time-to-time.	Audrey Boone Tillman Executive Vice President, Corporate Services Aflac Incorporated 1932 Wynnton Road Columbus, GA 31999
or to such other representative or at such other address of a party as such party hereto may furnish to the other parties in writing. Any such notice, communication or delivery will be deemed given or made (i) on the date of delivery if delivered in person (by courier service or otherwise), (ii) upon transmission by facsimile or electronic network transmission if receipt is confirmed by telephone, provided transmission is made during regular business hours, or if not, the next business day, or (iii) on the third business day after it is mailed by registered or certified mail.
(h) Binding Effect. This Agreement will be for the benefit of, and will be binding upon, Aflac and Kan and their respective heirs, personal representatives, legal representatives, successors and assigns.
IN WITNESS WHEREOF, the parties have executed this Agreement on this 18th day of August, 2008, effective as of the date first above written.

American Family Life Assurance Company of Columbus (Aflac)

/s/ Akitoshi Kan	By: /s/ Daniel P. Amos
Akitoshi Kan	Daniel P. Amos Chairman & Chief Executive Officer

/s/ Rena B. Lane	Attest: /s/ Joey M. Loudermilk
Witness	Joey M. Loudermilk General Counsel & Corporate Secretary